Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Numbers 333-126992 and 333-137146 on Form S-8 and in the related Prospectuses of our reports dated July 20, 2007, with respect to the consolidated financial statements of Chaparral Steel Company and subsidiaries, Chaparral Steel Company’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Chaparral Steel Company and subsidiaries, included in this Annual Report (Form 10-K) for the year ended May 31, 2007.

/s/ Ernst & Young LLP

Dallas, Texas

July 20, 2007